BEFORE

THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of    )
The Cincinnati Gas and Electric        )
Company for Authority to Issue not     ) Case No. 97-362-GE-AIS
in Excess of $400,000,000 at Any       )
One Time of Short-Term Unsecured       )
Notes and Other Evidences of           )
Indebtedness                           )

FINDING AND ORDER

The Commission finds:

(1) Applicant, The Cincinnati Gas & Electric Company, is an Ohio
Corporation and a public utility as defined in Section 4905.02, Ohio Revised Code, subject to the jurisdiction of this Commission.

(2) This Application is filed under provision of Sections 4905.40, 4905.401(A), 4905.41, Ohio Revised Code.

(3) Applicant has existing authority (Case No. 96-488-GE-AIS), through June 30, 1997, to issue and/or renew its unsecured notes and other evidences of short-term indebtedness, including commercial paper, maturing for periods of not more than twelve months, provided that the aggregate principal amount of short-term indebtedness will not exceed $400 million at any one time.

(4) To supplement and replace such existing authority, Applicant is now requesting Commission authority, through June 30, 1998, to continue to issue and/or renew its unsecured notes and other evidences of short-term indebtedness, including commercial paper maturing for periods of not more than twelve months, in an aggregate principal amount not to exceed $400 million at any one time.

(5) Pursuant to Section 4905.401, Revised Code, Applicant was permitted to have outstanding notes and other evidences of short-term indebtedness issuable without prior authority of this Commission (the "Statutory Exemption") in the amount of $115 million. Applicant had about $50 million of short-term debt outstanding, as of March 31, 1997.

(6) The proceeds from the issuance of the short-term debt will be used to refund Applicant's obligations, including high-cost debt or preferred stock, temporarily finance its construction program, to acquire property and for loans to other participants in the Cinergy Utility Money Pool (authorization from this Commission to issue and acquire promissory notes in connection with the Utility Money Pool was rendered in Case No. 95-275-GE-AIS) and for working capital and other general corporate purposes.

(7) Based on information contained in the Application and exhibits thereto, the purposes for which the proceeds from the issuance of the short-term debt will be applied appear to (sic) reasonably required for the Applicant's lawful capital purposes, and the Commission is satisfied that consent and authority should be granted accordingly.

    It is, therefore,

    ORDERED, That The Cincinnati Gas & Electric Company is hereby authorized, through June 30, 1998, to issue and/or renew unsecured notes, including commercial paper, and other evidences of short-term indebtedness, maturing at periods of not more than twelve months, provided that Applicant's aggregate principal amount of short-term indebtedness, including the Statutory Exemption, does not exceed $400 million at any one time. It is, further,

    ORDERED, That the proceeds derived by the Applicant under the authority granted herein shall be applied for the purposes specified in this Order, or otherwise pursuant to the provisions of Section 4905.401, Revised Code. It is, further,

    ORDERED, That the authorization granted by this Order shall not be construed as limiting the Commission's determination of the appropriateness of Applicant's future long-term security offerings. It is, further,

    ORDERED, That nothing in this Order shall be construed to imply any guaranty or obligation by as to the unsecured notes or other evidences of indebtedness, or the associated interest, on the part of the State of Ohio. It is, further,

    ORDERED, That nothing in this Order shall be construed to imply any guaranty or obligation by the Commission to ensure completion of any specific construction project of the Applicant. It is, further,

    ORDERED, That nothing in this Order shall be deemed to be binding upon this Commission in any future proceeding or investigation involving the justness or reasonableness of any rate, charge, rule or regulation. It is, further,

    ORDERED, That a copy of this Order be served upon all parties of record.


               THE PUBLIC UTILITIES COMMISSION OF OHIO



               /s/ Crag A. Glazer, Chairman




/s/Jolynn Barry Butler           /s/Ronda Hartman Fergus



/s/David W. Johnson              /s/Judith A. Jones

SEJ:dj